Exhibit 10.2

Selective Insurance Company of America

Deferred Compensation Plan (2005)

As Amended and Restated Effective as of January 1, 2010

i

Selective Insurance Company of America
Deferred Compensation Plan (2005)

As Amended and Restated Effective as of January 1, 2010

1.           Establishment and Restatement

Selective Insurance Company of America (the “Company”) established this Selective Insurance Company of America Deferred Compensation Plan (2005) (the “Plan”), effective as of January 1, 2005, and has amended the Plan from time to time thereafter.  The Company hereby further amends and restates the Plan as set forth below, generally effective as of January 1, 2010.

2.           Old Plan

Effective as of July 1, 2002, the Company established the Selective Insurance Company of America Deferred Compensation Plan (the “Old Plan”) in order to provide a select group of management or highly compensated employees of the Company and certain of its affiliates with the opportunity to elect to defer receipt of specified portions of compensation.  Effective on and after January 1, 2005, the terms of the Old Plan have continued to apply to all amounts accrued under the Old Plan that were earned and vested, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as of December 31, 2004, including earnings on such amounts after December 31, 2004, and no further amounts shall be deferred under the Old Plan after December 31, 2004.  All amounts accrued pursuant to the Old Plan as of December 31, 2004 which were not deferred and vested, within the meaning of Section 409A, on or before December 31, 2004, and all amounts accrued pursuant to the Old Plan on or after January 1, 2005, and all earnings on such amounts, are deemed to have been deferred pursuant to this Plan, and shall be governed by the terms hereof.

3.           Purpose and Intent

The purpose of the Plan is to provide a select group of management or highly compensated employees (within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), of the Company and those of its Affiliates which adopt the Plan with supplemental retirement income benefits through deferral of base salary and other compensation and through additional discretionary employer contributions.  The Plan is intended to be unfunded for the purposes of ERISA and the Code, and to comply with the requirements of Section 409A of the Code and the regulations and other applicable guidance thereunder.

4.           Definitions

The following terms used in the Plan shall have the meanings set forth below:

(a)           “Account” shall mean the bookkeeping Account established in the name of each Participant to reflect the interest of the Participant under the Plan, and which is composed of the following:

(i)           “Savings Contribution Account” shall mean an account attributable to a Participant’s Savings Contributions, as adjusted for earnings and losses thereon;

(ii)          “Matching Contribution Account” shall mean an account attributable to Matching Contributions made by a Participating Employer on behalf of a Participant, as adjusted for earnings and losses thereon; and

(iii)         “Discretionary Contribution Account” shall mean an account attributable to Discretionary Contributions made by a Participating Employer on behalf of a Participant, as adjusted for earnings and losses thereon.

A Participant’s Account under the Plan consists only of Contributions (as adjusted for earnings and losses thereon) made to the Plan by or on behalf of the Participant: (1) on or after January 1, 2005; and (2) under the Old Plan prior to January 1, 2005, to the extent that the Participant was not vested in such amounts as of December 31, 2004.  Accounts shall be maintained solely as bookkeeping entries by the Company to evidence unfunded obligations of the Participating Employers.

(b)           “Administrator” shall mean the Company or the organization, committee or individual to whom it has delegated the authority to administer the Plan, as described in Section 17.

(c)           “Affiliate” shall mean the Company and any corporation, trade, or business which is treated as a single employer with the Company under Code Sections 414(b) or 414(c), and any other entity designated as an “Affiliate” for purposes of the Plan by the Administrator.

(d)           “Annual Bonus” shall mean a Participant’s annual cash incentive payment from a Participating Employer.

(e)           “Beneficiary” shall mean the person or persons last designated in writing in accordance with procedures established by the Administrator to receive the Participant’s benefits under the Plan in the event of the Participant’s death.  If there is no such designation, the Participant’s Beneficiary shall be his surviving spouse or, if none, the Participant’s surviving children or, if none, the Participant’s estate.

(f)            “Board” shall mean the Board of Directors of the Company.

(g)           “Change of Control” shall mean the occurrence of an event with respect to either the Company or Selective Insurance Group, Inc. (“SIGI”) of a nature that would be required to be reported in response to Item 5.01 of a Current Report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Exchange Act; provided, however, that a Change of Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of any one of the following events:

(i)           The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company or SIGI, of securities of the Company or SIGI resulting in such person’s or group’s owning, of record or beneficially, twenty-five percent (25%) or more of any class of voting securities of the Company or SIGI;

(ii)          The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company or SIGI, of securities of the Company or SIGI resulting in such person’s or group’s owning, of record or beneficially, twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of voting securities of the Company or SIGI, if the Board adopts a resolution that such acquisition constitutes a Change of Control;

(iii)         The sale or disposition of all or substantially all of the assets of the Company or SIGI;

(iv)        A reorganization, recapitalization, merger, consolidation or other business combination involving the Company or SIGI, the result of which is the ownership by the stockholders of the Company or SIGI of less than eighty percent (80%) of the voting securities of the resulting or acquired entity having the power to elect a majority of the board of directors of such entity; or

(v)         A change in the membership of the Board of Directors of SIGI which, taken in conjunction with any other prior or concurrent changes, results in twenty percent (20%) or more of the membership of such Board of Directors being persons not nominated by the Board of Directors as set forth in SIGI’s then most recent proxy statement, excluding changes resulting from substitutions by the Board of Directors because of retirement or death of a director or directors, removal of a director or directors by the Board of Directors or resignation of a director or directors due to demonstrated disability or incapacity.

Notwithstanding anything in this definition to the contrary, no Change of Control shall be deemed to have occurred under the Plan with respect to a particular Participant and his Account by virtue of any transaction which results in the Participant, or a group of persons which includes the Participant, acquiring, directly or indirectly, voting securities of the Company or SIGI.

For the purpose of this paragraph (g), the following definitions shall apply:

The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

The terms “person” and “beneficial owner” shall have the meanings set forth in Regulation 13D under the Exchange Act.

The term “voting security” shall include any security that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter on which the holder of any class of common stock of the Company or SIGI, as applicable, would have a right to vote.

The term “group” shall have the meaning set forth in Section 13(d) of the Exchange Act.

The term “substantially all of the assets of the Company or SIGI” shall mean more than fifty percent (50%) of the assets of the Company or SIGI on a consolidated basis, as shown in the Company’s or SIGI’s most recent audited balance sheet.

(h)          “Contribution” shall mean the amount a Participant or a Participating Employer contributes to the Plan, as follows:

(i)           “Savings Contribution” shall mean an amount contributed to the Plan on behalf of a Participant through salary reduction pursuant to Section 5(b) and credited to a Participant’s Savings Contribution Account;

(ii)          “Matching Contribution” shall mean an amount contributed to the Plan by a Participating Employer pursuant to Section 6(a) and credited to a Participant’s Matching Contribution Account; and

(iii)         “Discretionary Contribution” shall mean an amount contributed to the Plan by a Participating Employer pursuant to Section 6(b) and credited to a Participant’s Discretionary Contribution Account.

(i)           “Disability” shall mean a Participant’s inability to perform the duties of his position or any substantially similar position due to any medically determinable physical or mental impairment, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, as set forth in Treasury Regulation Section 1.409A-3(j)(4)(xii).

(j)           “Election Period” shall mean the period established by the Administrator during which Participant deferral elections must be made in accordance with the requirements of Code Section 409A, as follows:

(i)           General Rule.  Except as provided in paragraphs (ii) and (iii) of this Section 4(j), the Election Period shall end no later than the last day of the Plan Year immediately preceding the Plan Year in which the compensation to which the deferral election relates is earned.

(ii)           Performance-Based Compensation.  If an Annual Bonus or other compensation which may be deferred under the Plan constitutes “performance-based compensation” (as defined in Treasury Regulations Section 1.409A-1(e)) (“Performance-Based Compensation”), then the Election Period with respect to such Performance-Based Compensation shall end no later than six months before the end of the Plan Year or other period during which the Performance-Based Compensation is earned; provided, however, that the Eligible Employee is employed continuously from the later of the beginning of the performance period or the date the relevant performance criteria are established through to the date an election is made to defer such Performance-Based Compensation, and the amount of such Performance-Based Compensation has not become readily ascertainable as of the date the election is made.

(iii)           Newly Eligible Employees.  The Election Period with respect to the first Plan Year in which an Eligible Employee is eligible to participate in the Plan may, to the extent permitted under Code Section 409A, end no later than thirty (30) days after the Eligible Employee first becomes eligible to participate in the Plan, and shall apply only to compensation earned after the election is made.  A former Eligible Employee who again becomes an Eligible Employee shall be treated as newly eligible to make deferrals under the Plan within thirty (30) days upon return to eligible status if: (A) the former Eligible Employee has received distribution of the full amount of his Savings Contribution Account balance and on or before the last such distribution was not eligible to make Savings Contributions for periods after the last distribution payment; or (B) the former Eligible Employee has not been eligible to make Savings Contributions under the Plan at any time during the twenty-four (24)-month period ending on the date he again becomes an Eligible Employee.  In addition, if an Eligible Employee is or was eligible to participate in another plan that is aggregated with the elective deferral portion of the Plan under Code Section 409A, participation in such plan shall be treated as participation in the Plan for purposes of determining whether the Eligible Employee is treated as newly eligible under the Plan.

(k)           “Eligible Employee” shall mean, with respect to a Plan Year, any employee of a Participating Employer who: (i) is paid on a United States payroll and is subject to taxation in the United States; (ii) is part of a select group of management or highly compensated employees of the Selective Group, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA; and (iii) is designated by the Administrator as eligible to participate in the Plan with respect to the Plan Year.

(l)            “In-Service Distribution” shall mean a distribution from a Participant’s Savings Contribution Account on a fixed date selected by the Participant which is prior to the Participant’s Separation from Service.

(m)          “Investment Fund” shall mean an investment fund, index or vehicle designated by the Administrator from time to time for the notional investment of Participant Accounts under the Plan.

(n)          “Participant” shall mean an Eligible Employee who elects to defer his compensation to the Plan, and any Eligible Employee or former Eligible Employee on whose behalf an Account balance is maintained under the Plan.

(o)          “Participating Employer” shall mean the Company and any of its Affiliates which adopts the Plan pursuant to Section 21 hereof, subject to any conditions imposed by the Company.

(p)          “Plan Year” shall mean the calendar year.

(q)          “Recordkeeper” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, or such other entity selected by the Administrator from time to time to provide day-to-day recordkeeping and administrative services to the Plan.

(r)           “RSP” shall mean the Selective Insurance Retirement Savings Plan, as amended from time to time, or any successor plan of the Company intended to qualify under Code Section 401(a) and containing a cash or deferred arrangement qualified under Code Section 401(k).

(s)           “Selective Group” shall mean the Company and all of its Affiliates.

(t)           “Separation from Service” shall mean a Participant’s Separation from Service, as defined in Code Section 409A(a)(2)(A)(i) and Treasury Regulations Section 1.409A-1(h), from his Participating Employer.

(u)          “Separation Distribution” shall mean a distribution from a Participant’s Account upon or following the Participant’s Separation from Service.

(v)           “Specified Employee” shall have the meaning set forth in Code Section 409A(a)(2)(B)(i) and Treasury Regulations Section 1.409A-1(i).  The determination of whether a Participant is a Specified Employee shall be made by the Administrator from time to time.

(w)          “Trust” shall mean any grantor trust or trusts established by the Company in connection with the Plan; provided, however, that the assets of the Trust contributed by each Participating Employer shall remain subject to the claims of the general creditors of such Participating Employer.

(x)           “Unforeseeable Emergency” shall have the meaning set forth in Code Section 409A(a)(2)(B)(ii) and Treasury Regulations Section 1.409A-3(i)(3).

(y)          “Valuation Date” shall mean each regular business day.

5.           Enrollment; Deferral Elections

(a)           Enrollment.  An Eligible Employee may become a Participant with respect to a Plan Year by filing an enrollment package with the Administrator for such Plan Year.  An enrollment package shall include a compensation deferral election, a Beneficiary designation, an election as to the commencement date and form of distribution for Contributions made under the Plan, and such other forms as may be required by the Administrator.

(b)           Deferral Elections.  Subject to the limitations of paragraphs (d) and (e) of this Section 5, a Participant may elect to defer the receipt of his base salary, Annual Bonus, and/or all such other compensation as the Administrator shall determine, and to have such amounts contributed to the Plan as a Savings Contribution.  For each Plan Year, a Participant shall make separate deferral elections with respect to his base salary and with respect to his Annual Bonus.  Each deferral election shall be made during the applicable Election Period, and subject to paragraph (c) of this Section 5, shall become irrevocable as of the last day of the applicable Election Period.  If the Administrator so determines, a Participant’s deferral elections shall remain in effect for subsequent Plan Years unless a new deferral election is timely filed with the Administrator on or before the last day of a subsequent applicable Election Period.

(c)          Changing Elections.  A Participant may not revoke or change a deferral election during a Plan Year to which it applies.  However, an election with respect to a Plan Year shall automatically be terminated in the event that a Participant receives a distribution from the Plan during such Plan Year on account of an Unforeseeable Emergency.  In addition, the Administrator may in its sole discretion cancel a Participant’s deferral election for a Plan Year, to the extent permitted under Code Section 409A, in connection with a hardship distribution to the Participant under the RSP or upon the Participant’s Disability.

(d)          Limits on Amounts Deferred.  An Eligible Employee may authorize the Company to reduce his compensation from his Participating Employer for any Plan Year and to have such amount(s) contributed to the Plan as a Savings Contribution as follows:

(i)           up to fifty percent (50%) of his base salary for the Plan Year;

(ii)          up to one hundred percent (100%) of his Annual Bonus, if any, earned in that Plan Year; and/or

(iii)         all or a portion of such other compensation as may be designated by the Administrator.

(e)           Additional Conditions and Limitations.  An Eligible Employee’s right to make a deferral election pursuant to this Section 5 shall be subject to the following additional limitations:

(i)           The aggregate minimum deferral amount for any Plan Year in which an Eligible Employee elects to participate in the Plan shall be $2,500, or such other amount as may be determined by the Administrator.  If the total amount deferred is in fact less than the applicable minimum amount for the Plan Year, then no portion of the Eligible Employee’s compensation shall be deferred for that Plan Year.

(ii)          Unless otherwise determined by the Administrator, an Eligible Employee may defer receipt of only that portion of his compensation that exceeds the amount necessary to satisfy Medicare and all other applicable payroll taxes imposed on the wages of the Eligible Employee, any deductions authorized by the Eligible Employee, including deductions made to the RSP and pursuant to Code Section 125, and any garnishment of wages or other deductions required by law.

(iii)         Subject to Section 409A of the Code and the regulations thereunder, the Administrator may impose the following additional limitations: (A) limitations on the amounts permitted to be deferred; (B) limitations on the sources, timing and form of deferrals; (C) limitations on amounts and sources of deferrals for particular Participants; and (D) terms and conditions regarding all deferrals under the Plan.  Any such limitations, and other terms and conditions of deferral, shall be set forth in the rules relating to the Plan or election forms, other forms, or instructions of the Administrator, which may be, but need not be, set forth in writing.

(f)           Withholding of Deferred Amounts.  The amounts that an Eligible Employee elects to contribute to the Plan as Savings Contributions for any Plan Year shall be withheld from the Eligible Employee’s compensation as follows:

(i)           Base salary deferrals shall be withheld proportionately each payroll period during the Plan Year or in such other manner as may be administratively feasible.

(ii)          Withholdings with respect to a Participant’s Annual Bonus or other compensation shall be made as soon as practicable after the compensation would have been payable to the Participant if he did not elect to make a deferral with respect to such compensation.

6.           Matching, Discretionary and Nonelective Contributions

(a)           Matching Contributions.  For any Plan Year, a Participating Employer may, in its discretion, make a Matching Contribution to the Account of any Participant.  The amount of any such Matching Contribution shall be equal to the sum of (A) and (B), reduced by (C), where:

A
is the sum of the Participant’s total Savings Contributions to the Plan during the Plan Year and the Participant’s total elective deferrals, including Roth elective deferrals, to the RSP for the Plan Year, such total not to exceed three percent (3%) of the Participant’s Compensation for the Plan Year;

B
is fifty percent (50%) of the sum of (i) the Participant’s total Savings Contributions to the Plan, plus (ii) the Participant’s total elective deferrals, including Roth elective deferrals, to the RSP for the Plan Year, but only to the extent that such total amount exceeds three percent (3%) of the Participant’s Compensation for the Plan Year but does not exceed six percent (6%) of the Participant’s Compensation for the Plan Year; and

C	is any matching contribution made on behalf of the Participant to the RSP for the Plan Year.

For purposes of this Section 6(a), “Compensation” shall mean the Participant’s base salary that is actually paid to the Participant during the Plan Year, or that would have been paid to the Participant during the Plan Year had the Participant not made any Savings Contributions to the Plan or any elective contributions, after-tax contributions or Roth contributions to the RSP in such Plan Year.

(b)           Discretionary Contributions.  A Participating Employer may, in its discretion, make a Discretionary Contribution to the Account of any Participant(s) at any time.  Any such Discretionary Contribution need not be uniform among Participants and may be made irrespective of any contributions made by the Participating Employer or the Participant under the Plan or under the RSP.

(c)           Nonelective Contributions for Certain Participants.  For each Plan Year beginning on or after January 1, 2010, a Participating Employer shall make a nonelective contribution to the Accounts of certain Participants as follows:

(i)           A Participant shall be eligible to receive a nonelective contribution pursuant to this Section 6(c) if: (A) he is not eligible to participate in the Retirement Income Plan for Selective Insurance Company of America; and (B) he has completed one year of service for eligibility purposes, as determined under the RSP.

(ii)          A nonelective contribution shall be in an amount equal to four percent (4%) of the Participant’s Compensation for the Plan Year, reduced by any nonelective contribution that is made on behalf of the Participant to the RSP with respect to such Plan Year due to the Participant’s ineligibility to participate in the Retirement Income Plan for Selective Insurance Company of America.  For purposes of this Section 6(c), “Compensation” shall mean the amount of the Participant’s base salary that is actually paid to the Participant during the Plan Year on or after the later of: (A) the date on which the Participant becomes a Participant in the Plan; and (B) the first day of the payroll period coincident with or next following the date on which the Participant completes one year of eligibility service, as described in clause (i)(B) above.  Compensation shall include amounts that would have been paid to the Participant during the Plan Year during the period described in the foregoing sentence had the Participant not made, with respect to such period, any: (1) Savings Contributions to the Plan; (2) elective contributions, after-tax contributions or Roth contributions to the RSP; (3) salary reduction contributions under a cafeteria plan maintained by the Company or an Affiliate pursuant to Code Section 125 (including any amounts not available to the Participant in cash in lieu of group health coverage because the Participant is unable to certify that he has other health coverage); and (4) amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f)(4).

(iii)         A Participant shall be fully vested in any nonelective contributions made pursuant to this Section 6(c) at all times.

(iv)         A nonelective contribution shall be credited to a Participant’s Discretionary Contribution Account on such date as the Administrator shall determine, but no later than April 30 of the year following the Plan Year to which such nonelective contribution relates.

(v)          Except as expressly set forth in this Section 6(c), a nonelective contribution shall be treated for all purposes of the Plan as a Discretionary Contribution.

(vi)        A Participant who receives a nonelective contribution pursuant to this Section 6(c) with respect to the 2010 Plan Year shall not be entitled to make any initial election under Section 7 as to the time or form of payment of his Discretionary Contribution Account balance attributable thereto, and such portion of his Discretionary Contribution Account balance shall, subject to any election change made pursuant to Section 8, be distributed to the Participant as a Separation Distribution in one lump sum.

7.           Election of Time and Form of Payment

Each Participant shall elect during the applicable Election Period to have his vested Account balance with respect to such Plan Year distributed as either: (i) an In-Service Distribution; or (ii) a Separation Distribution, subject to the following limitations:

(a)           Separation Distributions.  A Participant may elect to receive his Account with respect to a Plan Year as a Separation Distribution, either in a lump sum or in annual installments over a period of five (5), ten (10) or fifteen (15) years.  A Participant may elect a different time and form of payment for distribution of his Account upon a Separation of Service resulting from death.  If the Participant does not make a separate election designating the time and form of payment of his Account upon a Separation of Service resulting from death, then, upon the Participant’s Separation from Service resulting from death, his Account shall be distributed to his Beneficiary in a single lump sum.

(b)           In-Service Distributions.  A Participant may elect to receive his Savings Contribution Account for a Plan Year as an In-Service Distribution, either: (i) in a lump sum in a Plan Year selected by the Participant; or (ii) in annual installments over a period of two (2) to five (5) years, commencing in a Plan Year selected by the Participant.  Notwithstanding the foregoing sentence, the Plan Year selected by the Participant for an In-Service Distribution, or for the commencement of an In-Service Distribution payable in annual installments, shall not be earlier than the third year following the Plan Year to which such deferral election relates.

(c)           Matching and Discretionary Contributions.  A Participant’s Matching Contributions and Discretionary Contributions, if any, shall not be distributed as In-Service Distributions and shall be distributed pursuant to the Participant’s Separation Distribution election for the applicable Plan Year.

(d)           Separate Elections.  To the extent permitted by the Administrator, a Participant may make separate elections as to the time and form of distribution for base salary, Annual Bonus and any other compensation to be deferred with respect to each Plan Year, and for Matching Contributions and Discretionary Contributions to be made on behalf of the Participant for such Plan Year.

(e)           Absence of Election.  If a Participant fails to make an election with respect to the time or form of distributions for any Plan Year, the amount deferred by or on behalf of the Participant during such Plan Year shall be distributed in accordance with the most recent corresponding distribution election filed by the Participant with the Administrator.  If no such election has been filed, a Participant’s entire vested Account balance for such Plan Year shall be distributed to the Participant as a Separation Distribution in one lump sum.

8.           Election Changes

(a)           General.  A Participant may change the commencement date or form of a scheduled In-Service Distribution or Separation Distribution by filing an election change form with the Administrator, provided that: (i) the election change is made at least twelve (12) months before the scheduled payment date; (ii) the election change will not take effect until at least twelve (12) months after the election is made; and (iii) the payment to which the change applies is postponed to a date at least five (5) years later than previously scheduled.  A Participant may not change the scheduled commencement date of an In-Service Distribution with respect to any Plan Year more than two (2) times.  For purposes of the Plan, if a Participant elects to receive a distribution in installments, each installment payment shall be treated as a separate payment, as described in Treasury Regulations Section 1.409A-2(b)(2).

(b)           Changes During Section 409A Transition Period.  Notwithstanding anything in the Plan to the contrary, pursuant to transition relief promulgated under Section 409A of the Code, including Internal Revenue Service Notices 2005-1, 2006-79 and 2007-86, at any time prior to January 1, 2009, if and to the extent permitted by the Administrator, a Participant may change the commencement date or form of a scheduled In-Service Distribution or Separation Distribution by filing with the Administrator an election change in such form as may be prescribed by the Administrator; provided, however, that such election may only apply to amounts that would not otherwise be payable in the calendar year in which the election change is made, and may not cause an amount to be paid in the calendar year in which the election change is made that would not otherwise be payable in such calendar year.

9.           Vesting

(a)           Savings Contribution Account.  A Participant shall be fully vested in his Savings Contribution Account at all times.

(b)           Matching Contribution Account.  A Participant shall become vested in his Matching Contribution Account in accordance with the following schedule (where the vesting period commences on the Participant’s date of hire), provided that he has not incurred a Separation from Service before the applicable vesting date:

Years of Service	Vested Percentage
1	0%
2	20%
3	40%
4	60%
5	80%
6	100%

Notwithstanding the foregoing, effective as of January 1, 2007, any unvested portion of a Participant’s Matching Contribution Account will become fully vested in the event of the occurrence of any of the following events before the Participant’s Separation from Service: (i) a Change of Control; (ii) the attainment by the Participant of age sixty-five (65); (iii) the Participant’s incurring a Disability; or (iv) the death of the Participant.  Notwithstanding the foregoing: (i) a Participant who is employed by a Participating Employer on January 1, 2011 shall be fully vested in his Matching Contribution Account attributable to Plan Years ending on or prior to December 31, 2010; and (ii) a Participant shall at all times be fully vested in the portion of his Matching Contribution Account attributable to Matching Contributions made by a Participating Employer with respect to Plan Years commencing on or after January 1, 2011.

(c)           Discretionary Contribution Account.  Discretionary Contributions will be subject to a vesting schedule established by the Administrator at the time of the Contribution.

(d)           Forfeitures.  Any portion of an Account in which a Participant is not fully vested as of the date of his Separation from Service shall be forfeited.

10.          Accounts

(a)           Establishment and Crediting of Accounts.  The Company shall establish and maintain an Account for each Participant for each Plan Year and shall credit Contributions made on behalf of the Participant with respect to each Plan Year as follows:

(i)           Savings Contributions shall be credited to a separate Savings Contribution Account maintained on behalf of the Participant on the books and records of the Company.

(ii)          Matching Contributions shall be credited to a separate Matching Contribution Account maintained on behalf of the Participant on the books and records of the Company.

(iii)         Discretionary Contributions shall be credited to a separate Discretionary Contribution Account maintained on behalf of the Participant on the books and records of the Company.

(b)           Timing of Crediting of Accounts.  The amount of each Participant’s Savings Contribution shall be credited to the Participant’s Savings Contribution Account within five (5) business days of the date on which such amount would have been paid to the Participant but for the Participant’s election to defer receipt thereof.  The amount of each Participant’s Matching Contributions and Discretionary Contributions, if any, shall be credited to the Participant’s Account at such times as designated by the Administrator.  Unless otherwise determined by the Administrator, an amount credited to a Participant’s Account shall be deemed invested in the Investment Options as described in Section 11 as of the date on which such amount would have been paid to the Participant but for the Participant’s election to defer receipt thereof.

11.         Notional Investment of Accounts

(a)           Investment Options.  Amounts credited to a Participant’s Account shall be deemed to be invested, at the Participant’s direction, in one or more Investment Options specified from time to time by the Administrator.  The Administrator may change or discontinue any Investment Option available under the Plan in its discretion, and may disregard any Participant’s investment directions.  The Administrator shall credit or debit each Participant’s Account to the extent notionally invested in each Investment Fund with earnings or losses by multiplying the relevant portion of the Account balance as of the previous Valuation Date by the net investment return for such Investment Fund for the period.  The amounts of hypothetical income and appreciation and depreciation in the value of a Participant’s Account shall be credited and debited to such Account on a daily basis or as otherwise determined by the Administrator.

(b)           Allocation and Reallocation of Investments.  A Participant may allocate or reallocate amounts credited to his Account to one or more of the Investment Options authorized under the Plan in a manner determined by the Administrator.  Changes to a Participant’s investment elections shall be effective as of the next Valuation Date.  The Administrator may, in its discretion, restrict allocation or reallocation by specified Participants into or out of specified Investment Options or specify minimum amounts that may be allocated or reallocated by Participants.

(c)           Default Investment Options.  The Administrator may from time to time designate one or more Investment Options as “default” Investment Options for the notional investment of the Account balances of Participants who fail to make an investment direction pursuant to Section 11(a).

12.          Payment of Benefits

(a)           In-Service Distributions.  In-Service Distributions of a Participant’s Savings Contribution Account shall be made in accordance with the Participant’s election, subject to the following:

(i)           If a Participant has elected to receive an In-Service Distribution in installments, the distribution will be made in installments only if the Participant’s aggregate Savings Contribution Account under the Plan, valued as of the first such distribution date, when aggregated with the Participant’s total account balance under the Old Plan that is attributable to the Participant’s compensation deferrals, is not less than $25,000.  If the Participant’s total Savings Contribution Account as of such date is less than $25,000, such In-Service Distribution shall be made in a single lump sum on the date of the first scheduled In-Service Distribution.

(ii)           No In-Service Distribution shall be made to a Participant if the amount of the distribution is less than $5,000 as of the scheduled In-Service Distribution date.  Any such amount shall be distributed to the Participant in accordance with the Participant’s Separation Payment election for such Plan Year or, if none, in a single lump sum upon the Participant’s Separation from Service.

(b)           Separation Distributions.  A Participant’s vested Account balance shall be distributed in accordance with his Separation Distribution elections upon the Participant’s Separation from Service; provided however that Separation Distributions shall be made in a single lump sum and not in the form of installment payments elected by the Participant if (1) the Participant’s total vested Account balance under the Plan as of the date of his Separation from Service (excluding any amounts which the Participant has elected to be paid as In-Service Distributions), when aggregated with his total vested account balance under the Old Plan, is less than $50,000; or (2) the Participant dies prior to his Separation from Service without having made a separate election designating the time and form of payment for distribution of his Account upon his death.

(c)           Acceleration of Certain In-Service Distributions.  If a Participant who has elected to receive an In-Service Distribution of all or a portion of his Savings Contribution Account incurs a Separation from Service for any reason prior to payment of all scheduled In-Service Distributions, all remaining scheduled In-Service Distributions shall be made to the Participant (or to his Beneficiary in the event of his death) in a single lump sum.

(d)           Delayed Distributions to Specified Employees.  Notwithstanding anything in the Plan to the contrary, except where a Participant incurs a Separation from Service by reason of death, no distribution of a Participant’s vested Account balance shall be made upon the Participant’s Separation from Service (including any accelerated distribution of scheduled but unpaid In-Service Distributions in accordance with Section 12(c)) if he is a Specified Employee as of the date of his Separation from Service until the first business day of the seventh month after the date of the Specified Employee’s Separation from Service (or, if earlier, upon the date of his death).  On such date, any amounts that would otherwise have been paid to the Participant during the period between the Participant’s Separation from Service and such date shall be aggregated and, after adjustment pursuant to Section 11 for notional investment earnings or losses during the period of the delay, shall be paid in full to the Participant, and any succeeding payments shall continue as scheduled.

13.         Timing of Payments

Subject to Section 12(d) with respect to Specified Employees, payments due to a Participant under the Plan shall be made as follows:

(a)           Lump Sum Payments.

(i)           In-Service Distributions.  Lump sum In-Service Distributions will be paid in the calendar year specified by the Participant, on or about March 1 of such year, and shall have a Valuation Date of the February 28 immediately preceding such payment date.

(ii)           Separation Distributions.  Lump sum Separation Distributions (including those made upon a Participant’s death) shall be made as soon as practicable in the calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs, or, if the Participant has elected to defer the payment of a Separation Distribution in accordance with Section 8, on the date selected by the Participant.  Such lump sum payments shall have a Valuation Date as of the last day of the calendar quarter ending prior to the calendar quarter in which the distribution is paid.

(b)           Installment Payments.

(i)           In-Service Distributions.  If a Participant elects to have an In-Service Distribution made to him in annual installments, each installment payment shall be made in the scheduled year, on or about March 1 of such year, and shall have a Valuation Date of the February 28 immediately preceding the installment payment date.

(ii)           Separation Distributions.  If a Participant elects to have a Separation Distribution (including a Separation Distribution made upon the Participant’s death) made to him in annual installments, the first installment shall be payable as soon as administratively practicable in the calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs, or, if the Participant has elected to defer the commencement date of his Separation Distributions in accordance with Section 8, upon the date selected.  Such first installment shall have a Valuation Date as of the last day of the calendar quarter ending prior to the calendar quarter in which the distribution is paid.  Subsequent installments shall be payable annually, on or about each March 1, and shall have a Valuation Date of the immediately preceding February 28.

14.          Unforeseeable Emergency Distributions

(a)           If, upon the written application of a Participant, the Administrator determines that the Participant has suffered an Unforeseeable Emergency, then the Administrator may authorize a distribution from the Participant’s vested Account balance.  No payments shall be made pursuant to this Section 14 in the event that such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise, or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship, as determined by the Administrator.  Distributions pursuant to this Section 14 shall be no less than $5,000, or the Participant’s total remaining vested Account balance, if less than $5,000.

(b)           The amount of any distribution made on account of an Unforeseeable Emergency shall not exceed the amount reasonably necessary to satisfy the financial need, including amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution, as determined by the Administrator.

(c)           Distributions on account of an Unforeseeable Emergency will be paid in a single lump sum as soon as administratively practicable following approval of the Administrator, and shall have a Valuation Date as of the last day of the month prior to the month in which the distribution is paid.

(d)           If a Participant receives a distribution on account of an Unforeseeable Emergency, the Participant may make no further Savings Contributions to the Plan for the balance of the Plan Year or the following Plan Year.

15.         Acceleration of Payments Upon Certain Events

Notwithstanding anything in this Plan to the contrary, the Administrator, in its sole discretion, may accelerate payment of all or any portion of a Participant’s vested Account balance upon the occurrence of any of the events described in this Section 15.  A determination of whether a payment qualifies for acceleration under this Section 15 shall be made by the Administrator, in its sole discretion, in accordance with Section 1.409-3(j)(4) of the Treasury Regulations.

(a)           Domestic Relations Order.  The Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) which requires any payments otherwise due to the Participant under the Plan to be made to an individual other than the Participant.

(b)           Limited Cashouts.  The Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance to the extent that: (1) the aggregate amount of the Participant’s vested Account that remains unpaid under the Plan does not exceed the applicable dollar amount under Code Section 402(g)(1)(B); (2) the accelerated payment results in the termination of the entirety of the Participant’s interest under the Plan and all other agreements, plans and arrangements aggregated with the Plan under Treasury Regulations Section 1.409A-1(c)(2); and (3) the Administrator’s decision to cash out the Participant’s remaining interest under the Plan pursuant to this paragraph (b) is evidenced in writing no later than the cashout date.

(c)           Payment of Employment Taxes.  The Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance to pay: (i) the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101 and 3121(a) and (v)(2) on compensation deferred under the Plan (the “FICA Amount”); and/or (ii) income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA Amount, and the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; provided, however, that the total payment under this paragraph (c) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

(d)           Payment Upon Income Inclusion Under Section 409A.  The Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance if the Plan fails to meet the requirements of Section 409A of the Code and the applicable regulations; provided that any payment made pursuant to this paragraph (d) may not exceed the amount required to be included by the Participant in income as a result of the failure to comply with the requirements of Code Section 409A.

(e)           Termination of the Plan.  The Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance upon termination of the Plan in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix).

(f)           Payment of State, Local or Foreign Taxes.  The Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance for payment of: (i) state, local, or foreign tax obligations of the Participant arising from payments under the Plan which apply to any such amounts before they are paid or made available to the Participant; and/or (ii) the income tax at source on wages imposed under Code Section 3401 as a result of such payment, and the additional income tax at source on wages imposed under Code Section 3401 attributable to such additional Code Section 3401 wages and taxes.  The total payment under this paragraph (f) shall not exceed the aggregate of the state, local, and foreign tax amount and the income tax withholding related to such state, local, and foreign tax amount.  Any such payment shall be made, in the Administrator’s discretion, either by (X) distributions to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law; or (Y) distribution directly to the Participant.

(g)           Certain Offsets.  To the extent permitted by applicable law, the Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance in satisfaction of a debt of the Participant to a Participating Employer, where such debt is incurred in the ordinary course of the service relationship between the Participant and the Participating Employer; provided, however, that (i) the entire amount of any such accelerated payment in any of the Participant’s taxable years does not exceed $5,000; and (ii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(h)           Bona Fide Disputes as to a Right to a Payment.  The Administrator may in its sole discretion accelerate payment of all or any portion of a Participant’s vested Account balance to the extent that the accelerated payment is made as part of a settlement between the Participant and a Participating Employer of an arm’s length, bona fide dispute as to the Participant’s right to the payment.

16.         Compliance with Code Section 162(m)

It is the intent of the Company that any compensation deferred under the Plan by a Participant who is, with respect to the year of payout, deemed by the Administrator to be a “covered employee” within the meaning of Code Section 162(m) and regulations thereunder, which compensation constitutes “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, shall not, as a result of deferral under the Plan, become nondeductible by the Company as a result of the application of Code Section 162(m).  If the Administrator reasonably anticipates that any payment otherwise required to be made to a Participant under the Plan would not be deductible in the year of the payment by reason of the application of Code Section 162(m), such payment shall be deferred until the Participant’s first taxable year in which the Administrator reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of Code Section 162(m), or (subject to Section 12(d)), until the period beginning with the date of the Participant’s Separation from Service and ending with the later of the last day of the calendar year in which the Separation from Service occurs and the fifteenth day of the third month following such Separation from Service.  Notwithstanding the foregoing, no payment under the Plan may be deferred in accordance with this Section 16 unless all scheduled payments to the Participant that could be delayed in accordance with Treasury Regulations Section 1.409A-2(b)(7)(i) are also delayed.

17.         Administration

(a)           Administrator.  The Company, or such other organization, committee or individual as may be designated by the Company from time to time, shall be the Administrator.

(b)           Powers of Administrator.  The Administrator shall be charged with the general administration of the Plan and shall have all powers necessary or appropriate to accomplish its duties under the Plan.  The Administrator shall administer the Plan in accordance with its terms.  Any determination by the Administrator shall be made in its sole and absolute discretion and shall be conclusive and binding upon all persons.  The powers and responsibilities of the Administrator shall include, without limitation, the following:

(i)           Determining all questions relating to the eligibility of an employee to participate in the Plan or remain a Participant;

(ii)          Computing and certifying the amount and the kind of benefits to which any Participant may be entitled;

(iii)         Establishing procedures, correcting defects, supplying information, and reconciling inconsistencies in any manner and to whatever extent is deemed necessary or advisable to carry out the purpose of this Plan;

(iv)        Authorizing and directing disbursements from the Trust;

(v)         Determining all questions arising in connection with the administration, interpretation and application of the Plan;

(vi)        Maintaining all necessary records for the administration of the Plan;

(vii)       Making and publishing rules and regulations that are consistent with the terms hereof;

(viii)      Determining the short and long-term liquidity needs of the Plan; and

(ix)         Assisting any Participant regarding his rights, benefits, or elections available under the Plan.

(c)           Limitation of Liability.  The Administrator shall be entitled to, in good faith, rely or act upon any report or other information furnished to it by any officer or other employee of the Company or any subsidiary or affiliated entity, the Company’s independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan.  To the maximum extent permitted by law, no member of any committee appointed as Administrator and no person to whom ministerial duties have been delegated shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan.  The Company agrees to indemnify and hold harmless each person who serves as a member of any committee acting as Administrator to the fullest extent permitted by law for all acts done in good faith and without gross negligence, including defense of all litigation, including legal fees.

18.         Claim and Appeal Procedure

(a)           Any Participant or other person claiming an interest in the Plan (the “Claimant”) may file a claim in writing with the Administrator.

(b)           The denial of any claim under the Plan shall be communicated in writing or in electronic form by the Administrator to the Claimant (or the Claimant’s authorized representative) within ninety (90) days of receipt of the claim, unless the Administrator determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Administrator may have up to an additional ninety (90) days to process the application.  If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial ninety (90) day period.  Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render its decision on the application.

(c)           The written or electronic notice of denial shall be set forth in a manner designed to be understood by the Claimant, and shall include specific reasons for the denial, specific references to the Plan provision(s) upon which the denial is based, a description of any information or material necessary for the Claimant to perfect his claim, an explanation of why such material or information is necessary, and an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA following an adverse determination on review.  If a Claimant has not received notification of the Administrator’s determination within ninety (90) days (or such extended period as may be applicable), the Claimant shall be entitled to pursue any remedies available to him under ERISA.

(d)           Any Claimant whose claim is denied in accordance with paragraph (c) shall have the right to request the review of such denial within seventy-five (75) days of receipt of written or electronic notice of the denial.  Such request for review must be in writing and directed to the Administrator.

(e)           The Administrator shall have sixty (60) days to process the application for review unless the Administrator determines that special circumstances beyond the control of the Plan require an extension of time, in which case the Administrator may have up to an additional sixty (60) days to process the application.  If the Administrator determines that an extension of time for processing is required, the Administrator shall furnish written or electronic notice of the extension to the Claimant before the end of the initial sixty (60) day period.  Any notice of extension shall describe the special circumstances necessitating the additional time and the date by which the Administrator expects to render its decision on the application.

(f)           The Claimant will have the right to be represented at such review, to review all documents relevant to the claim, and to submit written comments, documents, records and other information relating to the claim.  The Claimant will be provided upon request and free of charge reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim.  Any review requested by the Claimant of a determination by the Administrator will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.  The Administrator shall respond electronically or in writing within sixty (60) days (or such extended period as may be applicable) after the receipt of the request for such review.  The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant and with specific references to the relevant Plan provisions on which the decision is based.

(g)           Any person submitting a claim in accordance with this section may withdraw the claim at any time or, with the consent of the Administrator, defer the date on which such claim shall be deemed filed for purposes of this Section 18.

(h)           For purposes of this Section 18, a document, record or other information is considered “relevant” to the Claimant’s claim if such document, record or other information (i) was relied upon by the Administrator in making the benefit determination; (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether such document, record or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards designed to ensure and to verify that that benefit claim determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Claimants.

(i)           The internal claims procedures under this Section 18 are mandatory.  If a Claimant fails to follow these claims procedures, or to timely file a request for review in accordance with this Section 18, the denial of the claim shall become final and binding on all persons for all purposes.

(j)           The determination whether to grant or to deny any claim under this Plan shall be made by the Administrator, in its sole and absolute discretion.  All determinations, constructions and interpretations made by the Administrator shall be conclusive and binding on all persons to the maximum extent permitted by law.

19.         Establishment of Trusts

The Company may, in its discretion, establish one or more grantor Trusts (including sub-accounts under such Trusts), and deposit therein amounts of cash or other property not exceeding the amount of the obligations of the Company and all other Participating Employers with respect to the Participants’ Accounts established under the Plan.  Other provisions of the Plan notwithstanding, the timing of allocations and reallocations of assets in the Participants’ Accounts, and the Investment Options available with respect to such Accounts, may reflect the timing of actual investments of the assets of such Trust(s) and the actual investments available to such Trust(s), all as determined in the sole discretion of the Administrator.  The investments of the Trust(s) may include life insurance (including, but not limited to, variable life insurance), and such other assets as may be selected from time to time by the Administrator.

20.          Amendment and Termination of the Plan

(a)           Amendment.  The Company, or its delegee, may at any time make such modifications of the Plan as it shall deem advisable.  All such amendments shall be in writing.  Except for amendments which the Company reasonably believes necessary or appropriate to avoid adverse tax consequences to Participants, including amendments designed to avoid the penalties and interest imposed by Section 409A of the Code, no amendment of the Plan may, without the consent of the Participant who has an Account balance under the Plan, adversely affect the rights of such Participant under the Plan.

(b)           Termination.  Notwithstanding anything in the Plan to the contrary, subject to the terms of Section 409A of the Code, the Company may suspend, freeze or terminate the Plan at any time in its sole discretion by written action of the Company or its delegee.

(c)           Effect of Change of Control.  Notwithstanding the foregoing, upon the occurrence of a Change of Control, the Plan may not be amended in any way (except to the extent required by law) or terminated prior to the payment of amounts credited to Participants’ Accounts as of the date of the Change of Control, pursuant to the terms of the Plan and the Participants’ elections with respect thereto.

21.         Participating Employers

(a)           Adoption of Plan.  Any member of the Selective Group may, by action of its board of directors, adopt this Plan for all or a portion of its eligible employees, provided that the Company approves such adoption.  The administrative powers and control of the Company as provided in the Plan shall not be deemed diminished under the Plan by reason of the participation of any member of the Selective Group in the Plan.

(b)           Withdrawal from Plan.  A Participating Employer may withdraw at any time from the Plan without affecting the other Participating Employers.  The Board of Directors of the Company may, in its discretion, terminate a Participating Employer’s participation in the Plan at any time when, in its judgment, such Participating Employer fails or refuses to discharge its obligations under the Plan.

22.         General Provisions

(a)           Limits on Transfer of Plan Benefits.  Except as otherwise provided herein, other than by will or the laws of descent and distribution, no right, title or interest of any kind in the Plan shall be transferable or assignable by a Participant or his Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities, engagements, or torts of any Participant or his Beneficiary.  Any attempt to alienate, sell, transfer, assign, pledge, garnish, attach or take any other action subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.  No loans shall be issued by the Plan against a Participant’s Account.

(b)           Receipt and Release.  Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall be in full satisfaction of all claims for the compensation or awards deferred and relating to the Participant’s Account against the Company, all of its Affiliates, their respective boards of directors, officers, employees, and the Administrator, and the Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a receipt and release to such effect.

(c)           Unfunded Status of Accounts.  The Plan shall be maintained as an unfunded plan which meets the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and Participants shall rely solely on the unsecured promise of the Company or other applicable Participating Employer for payment hereunder.  Nothing contained in the Plan shall give a Participant any rights that are greater than those of a general unsecured creditor of the Company or other applicable Participating Employer; provided, however, that the Administrator may authorize the creation of Trusts referred to in Section 19, or make other arrangements to meet the obligations of the Participating Employers under the Plan, which Trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

(d)           Compliance.  A Participant in the Plan shall have no right to receive payment (in any form) with respect to his Account until legal and contractual obligations of the Company relating to establishment and maintenance of the Plan and the making of such payments shall have been complied with in full.  In addition, the Company shall impose such restrictions on any interest constituting a security as it may deem advisable in order to comply with the Securities Act of 1933, as amended, the requirements of NASDAQ or any applicable stock exchange or automated quotation system, any state securities laws applicable to such a transfer, any provision of the Company’s Certificate of Incorporation or By-laws, or any other law, regulation, or binding contract to which the Company is a party.

(e)           No Employment Rights.  No provision of the Plan or transaction hereunder shall confer upon any Participant any right to be employed by the Company or any  subsidiary or affiliate thereof, or to interfere in any way with the right of any Participating Employer to increase or decrease the amount of any compensation payable to such Participant.  Subject to the limitations set forth in Section 22(a) hereof, the Plan shall inure to the benefit of, and be binding upon, the Company and Participants and their successors and assigns.

(f)            Legal Fees and Expenses.  On or after a Change of Control, the Company (or a successor who purchases substantially all of the assets of the Company) shall pay all reasonable legal fees and expenses which a Participant may incur in respect of obtaining from the Company (or such successor) any benefit to which he is entitled under the Plan.

(g)           Governing Law.  The Plan shall be construed, administered and enforced in accordance with the laws of the State of New Jersey to the extent that State law shall not have been preempted by the provisions of ERISA, or any other laws of the United States heretofore or hereafter enacted.

(h)           Tax Withholding.  The Company and each other Participating Employer shall have the right to deduct from amounts otherwise payable in settlement of a Participant’s Account under the Plan any sums that federal, state, local, social security or foreign tax law requires to be withheld with respect to such payment.

(i)            Limitation.  A Participant and his Beneficiary shall assume all risk in connection with any decrease in value of the Participant’s Account, and neither the Company nor any Participating Employer nor the Administrator shall be liable or responsible therefor.

(j)            Gender and Number.  Where the context admits, words in the masculine gender shall include the feminine and the neuter genders, the singular shall include the plural, and the plural shall include the singular.

(k)           Severability.  In the event that any provision of the Plan shall be declared illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan but shall be fully severable, and the Plan shall be construed and enforced as if such illegal or invalid provision had never been a part of the Plan.

(l)           Creditors’ Rights.  The maintenance of the Plan by the Company is not intended to, shall not, and shall not be deemed to, confer upon the Company, any other Participating Employer or any of their subsidiaries or affiliates any ownership or other legal or beneficial interest of any kind or nature in any Contributions (or any earnings thereon) actually contributed by any other party to the Plan, and no creditor, receiver, trustee, successor or assign or other party claiming any interest in the property or assets of any Participating Employer or any of its subsidiaries or affiliates shall recover from, or claim any interest in, the Plan or Trust, if any, in excess of the Contributions (and any earnings thereon) actually contributed by the party to the Plan through or against whom such entity asserts its claim or interest.

(m)           Required Notification to Administrator.  Each Participant or his Beneficiary entitled to payments hereunder shall file with the Administrator from time to time in writing his post office address and each change of post office address.  Any check representing payment hereunder and any communication addressed to a Participant, or his Beneficiary at the last address filed with the Administrator, or if no such address has been filed, then at his last address as indicated on the records of the Company, shall be binding on such person for all purposes of the Plan.

(n)           Facility of Payment.  Whenever and as often as any person entitled to payments hereunder shall be under a legal disability, or in the sole judgment of the Administrator shall otherwise be unable to apply such payments to his own best interest and advantage, the Administrator, in the exercise of its discretion, may, but is not required to, direct all or any portion of such payments to be made in any one or more of the following ways:

(i)           directly to such person;

(ii)          to his legal curator, guardian, or conservator, or other court-appointed or court-recognized representatives; or

(iii)         to his spouse, to another member of his family, or to any other person, to be expended for his benefit.

(o)           Notices and Other Communications.  Except as determined by the Administrator with respect to elections, any notice or other communication to be provided under any provision of the Plan shall be in writing and shall be personally delivered, sent by overnight courier, sent by telecopier or facsimile transmission, or mailed by first class, registered or certified mail, postage prepaid, return receipt requested.  Any such notice shall be deemed to have been duly given if personally delivered when delivered, if mailed five days after mailing, if sent by telecopier when confirmed, and if sent by overnight courier one business day after delivery to such courier.  All notices to be given to the Company shall be addressed to it at its principal office in care of the Company’s Corporate Secretary, or at such other address(es) as it may designate by like notice.  All notices to be given to a Participant (or a Beneficiary) shall be addressed to the Participant at the most recent business or home address appearing in the Company’s records.

IN WITNESS WHEREOF, this Selective Insurance Company of America Deferred Compensation Plan (2005), As Amended and Restated Effective as of January 1, 2010, has been duly executed on this 11th day of November, 2010.

SELECTIVE INSURANCE COMPANY
OF AMERICA

By:	/s/ Michael H. Lanza
Name:	Michael H. Lanza
Title:	Executive Vice President and
General Counsel

APPENDIX A

VESTING OF ACCOUNTS FOR PARTICIPANTS
AFFECTED BY 2008 TRANSITION PROGRAM

Notwithstanding anything in Section 9 of the Plan to the contrary, if a Participant incurs a Separation from Service as the result of an involuntary termination of the Participant’s employment with the Selective Group in connection with the 2008 Transition Program, any unvested portion of the Participant’s Matching Contribution Account shall become fully vested as of the date of the Participant’s Separation from Service.